UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2012

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Broadway, Suite 430

San Diego, California 92101

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (619) 481-6800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 5, 2012, Larry G. Stambaugh resigned as the Chief Executive Officer and Chairman of the Board of CryoPort, Inc. (the “Company”) and as a member of the Company’s Board of Directors. The recently appointed director Stephen Wasserman has been named Chairman of the Board, also effective April 5, 2012. In addition, the board has formed an Office of the Chief Executive comprised of independent Directors to assume day-to-day management responsibilities of the Company on an interim basis, while the board searches for a successor Chief Executive Officer.

The Company also entered into a Separation Agreement and General Release of All Claims (the “Release Agreement”) with Mr. Stambaugh on April 5, 2012, that governs the terms of his departure and that provides for a mutual release between the Company and Mr. Stambaugh and for the following:

•	the Company will pay to Mr. Stambaugh a severance amount equal to $180,000, payable in a lump sum within ten (10) days after receipt of the Release Agreement; and

•

the exercise period of the two stock options granted to Mr. Stambaugh on September 10, 2010, with exercise prices of $0.66 per share, shall be extended for a period of five (5) years from April 5, 2012 as to those underlying shares of common stock vested as of April 5, 2012, which amount to 362,232 and 210,000 shares of the Company’s common stock, respectively.

The Release Agreement also contains other customary provisions. A copy of the Release Agreement is filed as Exhibit 10.45 to this Current Report on Form 8-K and its contents are incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.45	Separation Agreement and General Release of All Claims, dated April 5, 2012, by and between CryoPort, Inc. and CryoPort Systems, Inc. and Larry G. Stambaugh

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: April 10, 2012	By:	/s/ Robert S. Stefanovich
Robert S. Stefanovich
Chief Financial Officer